CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000	$136.40

Pricing supplement no. 1029 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 29-I dated August 31, 2012	Registration Statement No. 333-177923 Dated January 25, 2013 Rule 424(b)(2)

Structured Investments

$1,000,000
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company due February 12, 2014

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each Reference Stock is greater than or equal to 65% of its Initial Stock Price, which we refer to as an Interest Barrier. In addition, if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, the notes will be automatically called. Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is May 9, 2013.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing February 12, 2014†
•	The payment at maturity is not linked to a basket composed of the Reference Stocks. The payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 thereof
•	The notes priced on January 25, 2013 and are expected to settle on or about January 29, 2013. The pricing date, for purposes of these notes, is the day that the terms of the notes become final. With respect to each Reference Stock, the Initial Stock Price has been determined by reference to the closing price of one share of that Reference Stock on January 24, 2013 and not by reference to the closing price of one share of that Reference Stock on the pricing date.

Key Terms

Reference Stocks:	As specified under “Key Terms Relating to the Reference Stocks” on page PS-1 of this pricing supplement.
Contingent Interest Payments:

If the notes have not been previously called and the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $30.00 (equivalent to an interest rate of 12.00% per annum, payable at a rate of 3.00% per quarter).

If the closing price of one share of any Reference Stock is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	With respect to each Reference Stock, 65% of its Initial Stock Price, as specified under “Key Terms Relating to the Reference Stocks” on page PS-1 of this pricing supplement (subject to adjustments)
Interest Rate:	12.00% per annum, payable at a rate of 3.00% per quarter, if applicable
Automatic Call:	If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been previously called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been previously called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Initial Stock Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Stock Return)

If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35% of your principal amount and may lose all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if the Final Stock Price of any Reference Stock is less than its Trigger Level.
Review Dates†:	May 9, 2013 (first Review Date), August 8, 2013 (second Review Date), November 7, 2013 (third Review Date) and February 7, 2014 (final Review Date)
Interest Payment Dates†:	With respect to each Review Date other than the final Review Date, the third business day after the related Review Date. The Contingent Interest Payment, if any, with respect to the final Review Date will be made on the maturity date.
Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	February 12, 2014
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$10	$990
Total	$1,000,000	$10,000	$999,000
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-39 of the accompanying product supplement no. 29-I.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 25, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated January 25, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 29-I dated August 31, 2012: http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Stock Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on January 24, 2013, as specified under “Key Terms Relating to the Reference Stocks” on page PS-1 of this pricing supplement, divided by the applicable Stock Adjustment Factor. The Initial Stock Price of each Reference Stock is not determined by reference to the closing price of one share of that Reference Stock on the pricing date.
Final Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date
Stock Adjustment Factor	For each Reference Stock, set initially at 1.0 on January 24, 2013 and subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 29-I for further information.
Least Performing Reference Stock:	The Reference Stock with the Least Performing Stock Return
Least Performing Stock Return:	The lowest of the Stock Returns of the Reference Stocks
CUSIP:	48126DVA4

Key Terms Relating to the Reference Stocks

The Reference Stocks and the Bloomberg ticker symbol, the Initial Stock Price, the Interest Barrier and the Trigger Level of each Reference Stock are set forth below:

Reference Stock	Ticker Symbol	Initial Stock Price*	Interest Barrier*/ Trigger Level*
Registered shares of Weatherford International Ltd., par value 1.16 Swiss francs per share	WFT	$12.52	$8.138
Common stock of Schlumberger N.V. (Schlumberger Limited), par value $0.01 per share	SLB	$78.02	$50.713
Common stock of Halliburton Company, par value $2.50 per share	HAL	$37.81	$24.5765

* Subject to adjustments

JPMorgan Structured Investments —	PS-1
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

Supplemental Terms of the Notes

For the avoidance of doubt, “General Terms of Notes — Additional Reference Stock Provisions — C. Delisting of a Reference Stock or Nationalization of a Reference Stock Issuer” is not applicable to the notes.

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Reference Stock?

The following table illustrates payments on the notes, assuming a range of performances for the Least Performing Reference Stock on a given Review Date. Each hypothetical payment set forth below assumes that the Least Performing Reference Stock is the registered shares of Weatherford International Ltd. and that the closing price of one share of each of the other Reference Stocks on each Review Date is greater than or equal to its Initial Stock Price (and therefore its Interest Barrier/Trigger Level). We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of one share of any Reference Stock will be on any Review Date. In addition, the following table and examples assume an Initial Stock Price for the Least Performing Reference Stock of $12.50 and an Interest Barrier and a Trigger Level for the Least Performing Reference Stock of $8.125 (equal to 65% of the hypothetical Initial Stock Price) and reflect the Interest Rate of 12.00% per annum (payable at a rate of 3.00% per quarter). Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price of Least Performing Reference Stock	Least Performing Reference Stock Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Least Performing Stock Return	Payment at Maturity (2)
$22.50000	80.00%	$1,030.00	80.00%	$1,030.00
$21.25000	70.00%	$1,030.00	70.00%	$1,030.00
$20.00000	60.00%	$1,030.00	60.00%	$1,030.00
$18.75000	50.00%	$1,030.00	50.00%	$1,030.00
$17.50000	40.00%	$1,030.00	40.00%	$1,030.00
$16.25000	30.00%	$1,030.00	30.00%	$1,030.00
$15.62500	25.00%	$1,030.00	25.00%	$1,030.00
$15.00000	20.00%	$1,030.00	20.00%	$1,030.00
$14.37500	15.00%	$1,030.00	15.00%	$1,030.00
$13.75000	10.00%	$1,030.00	10.00%	$1,030.00
$13.12500	5.00%	$1,030.00	5.00%	$1,030.00
$12.50000	0.00%	$1,030.00	0.00%	$1,030.00
$11.87500	-5.00%	$30.00	-5.00%	$1,030.00
$11.25000	-10.00%	$30.00	-10.00%	$1,030.00
$10.62500	-15.00%	$30.00	-15.00%	$1,030.00
$10.00000	-20.00%	$30.00	-20.00%	$1,030.00
$8.75000	-30.00%	$30.00	-30.00%	$1,030.00
$8.12500	-35.00%	$30.00	-35.00%	$1,030.00
$8.12375	-35.01%	$0.00	-35.01%	$649.90
$7.50000	-40.00%	$0.00	-40.00%	$600.00
$6.25000	-50.00%	$0.00	-50.00%	$500.00
$5.00000	-60.00%	$0.00	-60.00%	$400.00
$3.75000	-70.00%	$0.00	-70.00%	$300.00
$2.50000	-80.00%	$0.00	-80.00%	$200.00
$1.25000	-90.00%	$0.00	-90.00%	$100.00
$0.00000	-100.00%	$0.00	-100.00%	$0.00

(1) The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier.

JPMorgan Structured Investments —	PS-2
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how a payment set forth in the table above is calculated.

Example 1: The closing price of one share of the Least Performing Reference Stock increases from the Initial Stock Price of $12.50 to a closing price of $13.75 on the first Review Date. Because the closing price of one share of each Reference Stock on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing price of one share of each Reference Stock on the first Review Date is greater than its Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,030 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $30 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: The closing price of one share of the Least Performing Reference Stock decreases from the Initial Stock Price of $12.50 to a closing price of $6.25 on the first Review Date and $8.75 on the second Review Date and increases from the Initial Stock Price of $12.50 to a closing price of $13.75 on the third Review Date. Because the closing price of one share of one Reference Stock on the first Review Date is less than its Interest Barrier, no Contingent Interest Payment is made in connection with the first Review Date; however, the closing price of one share of each Reference Stock on each of the second and third Review Dates is greater than or equal to its Interest Barrier, so the investor is entitled to receive a Contingent Interest Payment in connection with each of the second and third Review Dates. In addition, because the closing price of one share of each Reference Stock on the third Review Date is greater than its Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $30 in connection with the second Review Date and a payment of $1,030 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $30 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note, in connection with the third Review Date. Accordingly, the total amount paid on the notes over the term of the notes is $1,060 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Reference Stock increases from the Initial Stock Price of $12.50 to a Final Stock Price of $16.25 — a Trigger Event has not occurred. The investor receives a payment of $30 in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price of each Reference Stock is greater than its Trigger Level and its Interest Barrier, the investor receives at maturity a payment of $1,030 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $30 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,120 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Reference Stock decreases from the Initial Stock Price of $12.50 to a Final Stock Price of $8.125 — a Trigger Event has not occurred. The investor receives two payments of $30 in connection with two of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price of one share of each Reference Stock is greater than or equal to its Trigger Level and its Interest Barrier, even though the Final Stock Price of the Least Performing Reference Stock is less than its Initial Stock Price, the investor receives at maturity a payment of $1,030 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $30 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,090 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Reference Stock decreases from the Initial Stock Price of $12.50 to a Final Stock Price of $7.50 — a Trigger Event has occurred. The investor receives a payment of $30 in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price of the Least Performing Reference Stock is less than its Trigger Level and its Interest Barrier, a Trigger Event has occurred and the investor receives at maturity a payment of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The total amount paid on the notes over the term of the notes is $690 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the closing price of one share of the Least Performing Reference Stock decreases from the Initial Stock Price of $12.50 to a Final Stock Price of $6.25 — a Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Stock Price of the Least Performing Reference Stock is less than its Trigger Level and its Interest Barrier, a Trigger Event has occurred and the investor receives no payments over the term of the notes, other than a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments —	PS-3
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

$1,000 + ($1,000 × -50%) = $500

The hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

Selected Purchase Considerations

•	QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of $30.00 per $1,000 principal amount note (equivalent to an interest rate of 12.00% per annum, payable at a rate of 3.00% per quarter). If the notes have not been automatically called and the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the closing price of one share of any Reference Stock on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity so long as a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Least Performing Reference Stock, which will be one of the three Reference Stocks. See “Key Terms Relating to the Reference Stocks” and “The Reference Stocks” in this pricing supplement for more information.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — tax considerations

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to conclude that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

Non-U.S. Holders should also note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances and the potential application of the proposed regulations discussed in the preceding paragraph.

JPMorgan Structured Investments —	PS-5
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any or all of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Initial Stock Price. Accordingly, under these circumstances, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your notes.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Reference Stock. We will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of any Reference Stock on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of any Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — CIO Synthetic Credit Portfolio Update,” “Liquidity Risk Management — Credit Ratings” and “Item 4. Controls and Procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF ANY REFERENCE STOCK— The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of any Reference Stock, which may be significant. You will not participate in any appreciation in the performance of the price of any Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any of the Reference Stocks during the term of the notes.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold any of the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each
JPMorgan Structured Investments —	PS-6
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

individual Reference Stock such that you will be equally exposed to the risks related to each of the Reference Stocks. Poor performance by any of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock. Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Reference Stock.

•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Share Price of any Reference Stock is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Least Performing Reference Stock. Because the Final Stock Price of each Reference Stock will be determined based on the closing price on a single day near the end of the term of the notes, the price of any Reference Stock at the maturity date or at other times during the term of the notes could be greater than or equal to its Trigger Level. This difference could be particularly large if there is a significant decrease in the price of a Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of a Reference Stock during the term of the notes, especially on dates near the final Review Date.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 35% and may lose all of your principal amount at maturity. This will be true even if the Final Stock Price of another Reference Stock is greater than or equal to its Initial Stock Price. The Reference Stocks’ respective performance may not be correlated and, as a result, if the notes have not been automatically called and a Trigger Event has occurred, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES — An investment in notes linked to the registered shares of Weatherford International Ltd., which we refer to as Weatherford, and to the common stock of Schlumberger N.V. (Schlumberger Limited), which we refer to as Schlumberger, involves risks associated with the home countries of Weatherford and Schlumberger, which are Switzerland and Curaçao, respectively. Non-U.S. companies, such as those organized in Switzerland or Curaçao, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of equity securities issued by a non-U.S. company may be affected by political, economic, financial and social factors in the home country of the non-U.S. company (i.e. Switzerland or Curaçao), including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The issuer's home country may be subjected to different and, in some cases, more adverse economic environments.
•	CURRENCY EXCHANGE RATE RISK — Because the registered shares of Weatherford are quoted and traded in U.S. dollars on the New York Stock Exchange and in European Union euros on Euronext Paris and in Swiss francs on the SIX Swiss Exchange, fluctuations in the exchange rate between the European Union euro, the Swiss franc and the U.S. dollar will
JPMorgan Structured Investments —	PS-7
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

likely affect the relative value of the registered shares of Weatherford in the three different currencies and, as a result, will likely affect the market price of the registered shares of Weatherford trading on the New York Stock Exchange. In addition, because the common stock of Schlumberger is quoted and traded in U.S. dollars on the New York Stock Exchange and in European Union euros on Euronext Paris, in British pounds sterling on the London Stock Exchange and in Swiss francs on the SIX Swiss Exchange, fluctuations in the exchange rate between the European Union euro, the British pound sterling, the Swiss franc and the U.S. dollar will likely affect the relative value of the common stock of Schlumberger in the four different currencies and, as a result, will likely affect the market price of the common stock of Schlumberger trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the notes and any payment on the notes. The European Union euro, the British pound sterling and the Swiss franc have been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the European Union euro, the British pound sterling, the Swiss franc and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the European Union euro, the British pound sterling, the Swiss franc and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe, the United Kingdom, Switzerland and the United States, including economic and political developments in other countries. Of particular importance are existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Europe, the United Kingdom, Switzerland and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Europe, the United Kingdom, Switzerland and the United States and other jurisdictions important to international trade and finance.

•	RISK OF THE CLOSING PRICE OF ANY REFERENCE STOCK FALLING BELOW ITS INTEREST BARRIER OR TRIGGER LEVEL IS GREATER IF THE CLOSING PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE — The likelihood of the closing price of one share of any Reference Stock falling below its Interest Barrier or Trigger Level will depend in large part on the volatility of the closing price of one share of that Reference Stock — the frequency and magnitude of changes in the closing price of one share of that Reference Stock.
•	VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the pricing date that the closing price of one share of that Reference Stock could be less than its Interest Barrier on a Review Date or that a Trigger Event could occurred. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of one share of a Reference Stock could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect the likelihood of an automatic call, whether a Contingent Interest Payment will be payable or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting each Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of each Reference Stock on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the closing price of one share of each Reference Stock;
•	the time to maturity of the notes;
•	the Interest Rate on the notes;
•	whether the closing price of one share of any Reference Stock has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event has occurred or is expected to occur;
JPMorgan Structured Investments —	PS-8
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Reference Stocks;
•	the exchange rates and volatility of the exchange rates between the U.S. dollar and the European Union euro, the British pound sterling and the Swiss franc;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to its Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	PS-9
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Underlyings — Reference Stocks” on page PS-40 of the accompanying product supplement no. 29-I for more information.

Weatherford International Ltd. (“Weatherford”)

According to its publicly available filings with the SEC, Weatherford, a Swiss company, is a provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. The registered shares of Weatherford, par value 1.16 Swiss francs per share (Bloomberg ticker: WFT) are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Weatherford in the accompanying product supplement no. 29-I. Weatherford’s SEC file number is 001-34258.

Historical Information Regarding Weatherford

The following graph sets forth the historical performance of the registered shares of Weatherford based on the weekly closing prices of one registered share of Weatherford from January 4, 2008 through January 25, 2013. The closing price of one registered share of Weatherford on January 25, 2013 was $12.82. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the registered shares of Weatherford has experienced significant fluctuations. The historical performance of the registered shares of Weatherford should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the registered shares of Weatherford on any Review Date. We cannot give you assurance that the performance of the registered shares of Weatherford will result in the return of any of your initial investment or the payment of any interest. We make no representation as to the amount of dividends, if any, that the registered shares of Weatherford will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the registered shares of Weatherford.

JPMorgan Structured Investments —	PS-10
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

Schlumberger N.V. (Schlumberger Limited) (“Schlumberger”)

According to its publicly available filings with the SEC, Schlumberger, a Curaçao company, is a supplier of technology, integrated project management and information solutions to the international oil and gas exploration and production industry. The common stock of Schlumberger, par value $0.01 per share (Bloomberg ticker: SLB), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Schlumberger in the accompanying product supplement no. 29-I. Schlumberger’s SEC file number is 001-04601.

Historical Information Regarding Schlumberger

The following graph sets forth the historical performance of the common stock of Schlumberger based on the weekly closing prices of one share of the common stock of Schlumberger from January 4, 2008 through January 25, 2013. The closing price of one share of the common stock of Schlumberger on January 25, 2013 was $79.51. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Schlumberger has experienced significant fluctuations. The historical performance of the common stock of Schlumberger should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Schlumberger on any Review Date. We cannot give you assurance that the performance of the common stock of Schlumberger will result in the return of any of your initial investment or the payment of any interest. We make no representation as to the amount of dividends, if any, that the common stock of Schlumberger will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Schlumberger.

JPMorgan Structured Investments —	PS-11
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company

Halliburton Company (“Halliburton”)

According to its publicly available filings with the SEC, Halliburton is a provider of services and products to the energy industry related to the exploration, development and production of oil and natural gas. The common stock of Halliburton, par value $2.50 per share (Bloomberg ticker: HAL), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Halliburton in the accompanying product supplement no. 29-I. Halliburton’s SEC file number is 001-03492.

Historical Information Regarding Halliburton

The following graph sets forth the historical performance of the common stock of Halliburton based on the weekly closing prices of one share of the common stock of Halliburton from January 4, 2008 through January 25, 2013. The closing price of one share of the common stock of Halliburton on January 25, 2013 was $39.72. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Halliburton has experienced significant fluctuations. The historical performance of the common stock of Halliburton should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Halliburton on any Review Date. We cannot give you assurance that the performance of the common stock of Halliburton will result in the return of any of your initial investment or the payment of any interest. We make no representation as to the amount of dividends, if any, that the common stock of Halliburton will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Halliburton.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-12
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Registered Shares of Weatherford International Ltd., the Common Stock of Schlumberger N.V. (Schlumberger Limited) and the Common Stock of Halliburton Company